TIAA Retirement Annuity Accounts	Exhibit 99.1
TIAA Real Estate Account
Real Estate	As of 6/30/19

Portfolio Net Assets $26.7 Billion	Inception Date 10/2/1995	Symbol QREARX	Estimated Annual Expenses1 2 3 0.83%

Investment Description	Performance
This Account seeks to generate favorable total returns primarily through the rental income and appreciation of real estate investments and offers investors guaranteed, daily liquidity. The Account intends to invest between 75% and 85% of its net assets directly in real estate or real estate-related investments, which TIAA believes have the potential to generate rental income and appreciation. The remainder of its investments will be invested in publicly traded, liquid investments.
Total Return	Average Annual Total Return
3 Months	YTD	1 Year	3 Years	5 Years	10 Years	Since Inception
TIAA Real Estate Account	1.32%	3.06%	5.26%	4.74%	6.36%	6.91%	6.28%
Learn More
For more information please contact: 800-842-2252 Weekdays, 8 a.m. to 10 p.m. (ET), Saturdays, 9 a.m. to 6 p.m. (ET), or visit TIAA.org
The returns quoted represent past performance, which is no guarantee of future results. Returns and the principal value of your investment will fluctuate. Current performance may be higher or lower than that shown, and you may have a gain or a loss when you redeem your accumulation units. For current performance information, including performance to the most recent month-end, please visit TIAA.org, or call 800-842-2252. Performance may reflect waivers or reimbursements of certain expenses. Absent these waivers or reimbursement arrangements, performance may be lower.

[1]    The total annual expense deduction, which includes investment management, administration, and distribution expenses, mortality and expense risk charges, and the liquidity guarantee, is estimated each year based on projected expense and asset levels. Differences between actual expenses and the estimate are adjusted quarterly and are reflected in current investment results. Historically, adjustments have been small.

[2] The Account’s total annual expense deduction appears in the Account’s prospectus, and may be different than that shown herein due to rounding. Please refer to the prospectus for further details.

[3]    The liquidity guarantee expense deduction of 0.24% will not be effective until August 1, 2019. Between May 1, 2019 and August 1, 2019, the liquidity guarantee expense charge will remain at 0.20% and the total expense deduction will remain at 0.79%.

Hypothetical Growth of $10,000
The chart illustrates the performance of a hypothetical $10,000 investment on June 30, 2009 and redeemed on June 30, 2019.

— TIAA Real Estate Account	$19,501

The total returns are not adjusted to reflect sales charges, the effects of taxation or redemption fees, but are adjusted to reflect actual ongoing expenses, and assume reinvestment of dividends and capital gains, net of all recurring costs.

Properties by Type	(As of 6/30/19)	Properties by Region	(As of 6/30/19)
% of Real Estate Investments3 4	% of Real Estate Investments[3]
Office	38.2%	West	40.0%
Apartment	24.7%	East	32.5%
Retail	19.0%	South	25.2%
Industrial	14.9%	Midwest	2.3%
Other	3.2%
[3] Wholly owned properties are represented at fair value and gross of any debt, while joint venture properties are represented at the net equity value.
[4] Other properties represents interest in Storage Portfolio investments, a fee interest encumbered by a ground lease real estate investment and land.

TIAA Retirement Annuity Accounts
TIAA Real Estate Account

Real Estate		As of 6/30/19

Portfolio Composition	As of 6/30/19	Market Recap
Investments by Type	% of Net Assets	Economic growth should continue to generate real estate demand
Real Estate Properties (Net Of Debt)	51.2%
The Bureau of Labor Statistics reported that the U.S. economy added 512,000 jobs during the second quarter of 2019 compared to 521,000 jobs during the first quarter of 2019. The economy created an average of 171,000 jobs over the past three months, below the trailing 12-month average of 192,000. The unemployment rate ticked down to 3.6% for the second quarter.
Finance and professional & business services have been the traditional drivers of demand for office space. The financial services sector saw a decrease in jobs added, from 22,000 in the first quarter to 18,000 jobs in the second quarter. The professional and business services sector, which includes many facets of technology-related employment, experienced an increase in jobs, adding 130,000 jobs in the second quarter, up from 78,000 jobs added in the first quarter.
The national office vacancy rate decreased 10 bps to 12.2% in the second quarter. Suburban vacancy decreased 20 bps to 13.2% while downtown vacancy remained at 10.4%. Of the 63 markets tracked by CB Richard Ellis Econometric Advisors ("CBRE-EA"), vacancy rates declined in 40, rose in 19 and remained flat in 4. The office sector continues to see shifts from traditional to flexible space as tenants increasingly want to customize their space. Further, office markets with a larger share of flexible workspace tend to have lower office vacancy rates.
The national industrial availability rate ticked up 6 bps to 7.1% in the second quarter. Overall, availability rates decreased in 27 of the 64 industrial markets tracked by CBRE-EA. Industrial market conditions are influenced by GDP growth, international trade, and consumer spending, specifically e-commerce sales, which should continue driving demand for warehouse space.
The national apartment vacancy rate decreased to 4.1% in the second quarter from 4.8% in the first quarter, according to RealPage. Market conditions are expected to soften as new supply delivers. The evolving balance of supply and demand and increased competition has led to moderation in rent growth and increased concessions.
Preliminary data from the U.S. Census Bureau indicates that retail sales excluding motor vehicles and parts increased 1.7% in the second quarter and 3.3% on a year-over-year basis. The national retail availability rate decreased to 8.8% in the second quarter, down 10 bps from the first quarter according to CBRE-EA. The tight labor market and stable unemployment are supporting strong consumer confidence, which should ultimately continue to generate retail real estate demand.
Note: Data subject to revision

Real Estate Joint Venture And Limited Partnerships	25.9%
Short Term Investments	15.7%
Loans Receivable	4.1%
Marketable Securities Real Estate-Related	3.2%
Other (Net Receivable/Liability)	(0.1)%

Top 10 Holdings[5]	As of 6/30/19
	% of Total Investments[6]
Fashion Show	3.7%
SITE Centers Corp	3.3%
The Florida Mall	2.8%
Simpson Housing Portfolio	2.4%
1001 Pennsylvania Avenue	2.4%
Colorado Center	1.9%
Fourth and Madison	1.9%
99 High Street	1.6%
Ontario Industrial Portfolio	1.5%
425 Park Avenue	1.4%
Total	22.9%

Important Information
[5]
The top 10 holdings are subject to change and may not be representative of the Account’s current or future investments. The holdings listed only include the Account’s long-term investments. Money market instruments and/or futures contracts, if applicable, are excluded. The holdings do not include the Account’s entire investment portfolio and should not be considered a recommendation to buy or sell a particular security.

[6]		Real estate fair value is presented gross of debt. Investments in joint ventures are presented at the Account's ownership interest.

Fashion Show is held in a joint venture with Brookfield Property Partners LP, in which the Account holds a 50% interest, and is presented gross of debt. As of June 30, 2019, this debt had a fair value of $420.6 million.
The joint venture with SITE Centers Corp, previously known as DDR, in which the Account holds an 85% interest, consists of 22 retail properties located in 10 states, and is presented gross of debt. As of June 30, 2019, this debt had a fair value of $252.8 million.
The Florida Mall is held in a joint venture with Simon Property Group, L.P., in which the Account holds a 50% interest, and is presented gross of debt. As of June 30, 2019, this debt had a fair value of $158.9 million.
Simpson Housing Portfolio is held in a joint venture with Simpson Housing LP, in which the Account holds a 80% interest, and is presented gross of debt. As of June 30, 2019, this debt had a fair value of $395.9. 1001 Pennsylvania Avenue is presented gross of debt. As of June 30, 2019, this debt had a fair value of $319.5 million.
Colorado Center is held in a joint venture with EOP Operating LP, in which the Account holds a 50% interest, and is presented gross of debt. As of June 30, 2019, this debt had a fair value of $268.0 million.
Fourth and Madison is presented gross of debt. As of June 30, 2019, this debt had a fair value of $287.7 million.
99 High Street is presented gross of debt. As of June 30, 2019, this debt had a fair value of $275.3 million.

Real estate investment portfolio turnover rate was 11.8% for the year ended 12/31/2018. Real estate investment portfolio turnover rate is calculated by dividing the lesser of purchases or sales of real estate property investments (including contributions to, or return of capital distributions received from, existing joint venture and limited partnership investments) by the average value of the portfolio of real estate investments held during the period. Marketable securities portfolio turnover rate was 5.1% for the year ended 12/31/2018. Marketable securities portfolio turnover rate is calculated by

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TIAA Retirement Annuity Accounts
TIAA Real Estate Account

Real Estate	As of 6/30/19

dividing the lesser of purchases or sales of securities, excluding securities having maturity dates at acquisition of one year or less, by the average value of the portfolio securities held during the period.

This material is for informational or educational purposes only and does not constitute investment advice under ERISA. This material does not take into account any specific objectives or circumstances of any particular investor, or suggest any specific course of action. Investment decisions should be made based on the investor's own objectives and circumstances.

Teachers Insurance and Annuity Association of America (TIAA), New York, NY, issues annuity contracts and certificates.

TIAA-CREF Individual & Institutional Services, LLC, Teachers Personal Investors Services, Inc., Members FINRA and SIPC, distribute securities products.

Investment, insurance and annuity products are not FDIC insured, are not bank guaranteed, are not deposits, are not insured by any federal government agency, are not a condition to any banking service or activity and may lose value.

THIS MATERIAL MUST BE PRECEDED OR ACCOMPANIED BY A CURRENT PROSPECTUS FOR THE TIAA REAL ESTATE ACCOUNT. PLEASE CAREFULLY CONSIDER THE INVESTMENT OBJECTIVES, RISKS, CHARGES, AND EXPENSES BEFORE INVESTING AND CAREFULLY READ THE PROSPECTUS. ADDITIONAL COPIES OF THE PROSPECTUS CAN BE OBTAINED BY CALLING 877-518-9161.

A Note About Risks

In general, the value of the TIAA Real Estate Account will fluctuate based on the underlying value of the direct real estate or real estate-related securities in which it invests.

The risks associated with investing in the Real Estate Account include the risks associated with real estate ownership including among other things fluctuations in property values, higher expenses or lower income than expected, risks associated with borrowing and potential environmental problems and liability, as well as risks associated with participant flows and conflicts of interest. For a more complete discussion of these and other risks, please consult the prospectus.

©2019 Teachers Insurance and Annuity Association of America-College Retirement Equities Fund, 730 Third Avenue, New York, NY 10017